FOR IMMEDIATE RELEASE Oct. 12, 2021 Lisa G. Bisaccia Appointed to Chesapeake Utilities Corporation Board of Directors DOVER, Del. – Chesapeake Utilities Corporation (NYSE: CPK) (Chesapeake Utilities) today announced that as part of the Board’s ongoing succession planning, Lisa G. Bisaccia, retired executive vice president and chief human resources officer of CVS Health, was appointed to serve as a member of the Board of Directors of Chesapeake Utilities, effective Oct. 15. During her tenure at CVS Health, Bisaccia focused on employee engagement and organizational culture; launched companywide talent management and leadership development systems; managed large-scale acquisitions; ensured organizational diversity and inclusion; and oversaw CVS Health’s corporate social responsibility and philanthropy. “On behalf of the entire Board, we are pleased to welcome Lisa as the newest independent director of the Board,” said John R. Schimkaitis, chair of Chesapeake’s Board of Directors. “Lisa brings public company Board experience and more than 40 years of human resources experience across various industries.” “Lisa’s deep expertise in compensation, benefits and human capital management practices complements our employee-centric culture that promotes equity, diversity and inclusion,” said Jeff Householder, president and chief executive officer of Chesapeake Utilities. “In addition to public company Board experience, Lisa understands our strong commitment to continue to enrich our surrounding communities. Lisa serves on the National Board of Governors for the Boys and Girls Clubs of America and is the immediate past national chair for Go Red for Women, the American Heart Association’s signature women’s initiative designed to increase women’s heart health awareness.” “It is a special opportunity to join the Chesapeake Utilities’ Board whose culture and employee engagement have yielded an impressive earnings track record and top quartile shareholder returns. As regulated businesses such as Chesapeake Utilities continue to focus on business transformation initiatives, sustainability, human capital management and other matters that benefit stakeholders, my long-standing career in these areas will complement the already strong leadership and strategic oversight of the Board,” said Bisaccia. (more)

Bisaccia volunteers at the Care New England Health Care System as a member of the Quality Committee of Women and Infants Hospital. She formerly served as a director of Aramark Corporation and as a member of its Nominating and Corporate Governance Committee and Compensation and Human Resources Committee. Bisaccia also previously served as a member of the board of directors of the Human Resources Policy Association and the American Health Policy Institute, and as vice chair of the Center for Executive Compensation. Bisaccia is the chair of the board of trustees of Trinity College, her alma mater, where she earned a bachelor’s degree prior to receiving an MBA in human resources from the University of Connecticut School of Business. Bisaccia was formerly recognized in the Worldwide Top 100 Chief Human Resources Officer list published by TopCHRO. About Chesapeake Utilities Corporation Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange, which is engaged in natural gas transmission and distribution; electricity generation and distribution; propane gas distribution; mobile compressed natural gas (CNG) utility services and solutions; and other businesses. Information about Chesapeake Utilities Corporation's businesses is available at www.chpk.com and on the Annual Report microsite at cpkannualreport.com. Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma. # # # For more information, contact: Brianna Patterson Manager, Public Relations and Strategic Communications 302-217-7050 bpatterson@chpk.com